Exhibit 4.2
YOUNGEVITY INTERNATIONAL, INC.

NOTICE OF AWARD OF RESTRICTED STOCK UNITS
AMENDED AND RESTATED 2012 STOCK OPTION PLAN

Youngevity International, Inc. a Delaware corporation (the “Company”), awards to the undersigned (the “Participant”) the following restricted stock units to acquire shares (the “Shares”) of the common stock of the Company, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s Amended and Restated 2012 Stock Option Plan (the “Plan”):

Participant:	[ ]
Total Number of Restricted Stock Units (each Restricted Stock Unit represents the right to receive one share of Common Stock on the applicable vesting date):	[ ]
Award Date:	[ ]
Vesting Commencement Date:	[ ]
Vesting Schedule:	[ ]
Final Exercise Date:	[ ]

These Restricted Stock Units are awarded under and governed by the terms and conditions of the Plan and the Restricted Stock Unit Award Agreement, both of which are incorporated herein by reference. By signing below, the Participant accepts these Restricted Stock Units, acknowledges receipt of a copy of the Plan and the Restricted Stock Unit Award Agreement, and agrees to the terms thereof.

[NAME OF PARTICIPANT]	YOUNGEVITY INTERNATIONAL, INC.:

________________________________
(Signature)	By: ____________________________________
Name: __________________________________
Address:______________________________	Title: ___________________________________
_____________________________________	Date: ___________________________________